Exhibit 99.1

ProPetro Announces Further Fleet Expansion and Expanded Revolving Credit Facility
--- Two Incremental New Build Fleets Recently Deployed ---
--- 33% Increase in Revolver Capacity ---
MIDLAND, TX, February 27, 2018 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced the successful deployment of its 17th and 18th fleets (45,000 hydraulic horsepower (“HHP”) each, or a total of 90,000HHP). The fleets were put into service for existing dedicated customers in January and February and brings ProPetro’s total fleet capacity to 780,000HHP. Since May 2017, the Company has added 360,000HHP (8 fleets) in active capacity - more than an 85% increase.
“The outlook for activity in the Permian Basin continues to strengthen and we have responded to the needs of our blue-chip customer base through incremental expansion of our best-in-class fleet,” commented Dale Redman, Chief Executive Officer. “As we have done in the past, we will continue to look for additional opportunities to prudently grow the business and further position ourselves for long-term success.”
Additionally, on February 22, 2018, the Company expanded the capacity of its existing asset-based loan facility (the “Amended ABL”) to $200 million - a 33% increase over the previous cap of $150 million. The Amended ABL bolsters ProPetro’s commitment to maintaining financial discipline, a strong balance sheet and ample liquidity. The Company continues to target a net debt to LTM EBITDA ratio of less than 1.0x and plans to remain below that level for the foreseeable future.
“We are pleased to announce the expansion of our revolving credit facility and the additional financial flexibility it provides,” commented Jeff Smith, Chief Financial Officer. “As important, we appreciate the continued support of our banking partners who recognize the strong long-term fundamentals and unique positioning of our business as a true industry leader.”
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About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources.
Forward-Looking Statements
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Investor Relations
sam.sledge@propetroservices.com